Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of Inventure Foods, Inc. and subsidiaries (the “Company”) of our report dated February 12, 2013, except for Notes 2 and 18 which are dated January 17, 2014, with respect to the balance sheets of Fresh Frozen Foods, LLC, as of December 31, 2012 and 2011, and the related statements of income, changes in members’ equity, and cash flows for the years then ended, included in the Company’s Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission on January 24, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia
August 26, 2014